Exhibit 99.1

AMERICREDIT REPORTS SECOND QUARTER OPERATING RESULTS

•	Net income increased to $87 million, $0.59 per share

•	Credit losses of 5.9% improved from prior year

•	Loan originations increased 20% from the December 2004 quarter

FORT WORTH, TEXAS January 23, 2006 – AMERICREDIT CORP. (NYSE: ACF) today announced net income of $87 million, or $0.59 per share, for its fiscal second quarter ended December 31, 2005. AmeriCredit reported net income of $65 million, or $0.39 per share, for the same period a year earlier. For the six months ended December 31, 2005, AmeriCredit reported net income of $141 million, or $0.93 per share, versus earnings of $133 million, or $0.80 per share, for the six months ended December 31, 2004.

Net income for the six months ended December 31, 2005, included a $6 million after-tax gain ($9 million pre-tax), or $0.04 per share, related to the partial sale of AmeriCredit’s investment in DealerTrack Holdings, Inc., which was offset by $6 million of after-tax charges ($10 million pre-tax), or $0.04 per share, related to Hurricane Katrina.

Automobile loan purchases increased to $1.34 billion for the second quarter of fiscal year 2006, compared to $1.12 billion in the same period a year earlier. Loan purchases for the six months ended December 31, 2005, were $2.86 billion compared to $2.21 billion for the same period last year. Managed auto receivables totaled $11.00 billion at December 31, 2005.

Annualized net charge-offs were 5.9% of average managed auto receivables for the December 2005 quarter compared to 7.0% for the December 2004 quarter. Annualized net charge-offs for the six months ended December 31, 2005, were 5.8% compared to 6.6% for the same period last year.

Managed auto receivables 31-to-60 days delinquent were 6.5% of the portfolio at December 31, 2005, compared to 6.6% at December 31, 2004. Accounts more than 60 days delinquent were 2.8% of the portfolio at December 31, 2005, compared to 2.6% at December 31, 2004.

Unrestricted cash totaled $586 million at December 31, 2005. During the December quarter, the Company purchased $195 million of its common stock. As of December 31, 2005, $794 million in aggregate repurchases have been made since the inception of the Company’s stock repurchase program in April 2004. At December 31, 2005, the Company had $206 million remaining under its board approved stock repurchase plan. Shareholders’ equity was $1.92 billion at December 31, 2005, resulting in a managed assets-to-equity ratio of 5.7.

“Historically, the December quarter is our most challenging quarter due to seasonal pressures in terms of credit performance and loan origination volume. We did see some seasonal impact, but overall our performance was very good,” said AmeriCredit President and CEO Dan Berce. “Our credit performance was solid, our loan volume was right about where we thought it would be and net income increased 34% over the same quarter last year. Our balance sheet remains strong, and we believe we are well positioned for the second half of fiscal year 2006.”

Regulation FD

Pursuant to Regulation FD, the Company provides its expectations regarding future business trends to the public via a press release or 8-K filing. The Company anticipates some risks and uncertainties with its business.

The following net income and earnings per share forecasts were revised from guidance provided on October 24, 2005, for the sale of a portion of the Company’s investment in DealerTrack Holdings, Inc., and the effect of share repurchase activity through December 31, 2005, on net income and earnings per share.

Net income and EPS forecasts

12 mos. ending 6/30/06
Net income ($ millions)
Previous	$257 - $287
Revised	$263 - $293

Earnings per share
Previous	$1.67 - $1.85
Revised	$1.78 - $1.96

The forecasts for fiscal year 2006 incorporate, but are not limited to, the following assumptions, which remained unchanged from October 24, 2005:

•	New loan volume of $5.8 to $6.2 billion;

•	Net interest margin of 13.0% to 13.5% of average on-book receivables;

•	Operating expenses of 2.8% to 3.2% of the managed portfolio;

•	Managed portfolio-level credit losses to average between 5.0% and 6.0% overall for fiscal year 2006, but varying seasonally by quarter; and

•	Annualized provision for loan losses to average on-book receivables to average in the high 5% to low 6% range, excluding the impact of Hurricane Katrina.

The forecasts for fiscal year 2006 earnings per share do not assume additional share repurchases after December 31, 2005, or any possible future disposition of all or a portion of the Company’s investment in DealerTrack Holdings, Inc.

AmeriCredit will host a conference call for analysts and investors today at 5:30 P.M. Eastern Time. For a live Internet broadcast of this conference call, please go to the Company’s web site to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About AmeriCredit

AmeriCredit Corp. is a leading independent auto finance company. Using its branch network and strategic alliances with auto groups and banks, the Company purchases retail installment contracts entered into by auto dealers with consumers who are typically unable to obtain financing from traditional sources. AmeriCredit has approximately one million customers and $11 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s annual report on Form 10-K for the period ended June 30, 2005. Such risks include – but are not limited to – variable economic conditions, adverse portfolio performance, volatile wholesale values, reliance on warehouse financing and capital markets, the ability to continue to securitize its loan portfolio, the continued availability of credit enhancement for its securitization transactions on acceptable terms, fluctuating interest rates, increased competition, regulatory changes and exposure to litigation. These forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.

AmeriCredit Corp.

Consolidated Income Statements

(Unaudited, Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
Revenue:
Finance charge income	$394,075	$291,675	$767,811	$561,603
Servicing income	21,445	40,372	46,786	99,729
Other income	32,608	12,720	53,794	23,391

	448,128	344,767	868,391	684,723

Costs and expenses:
Operating expenses	83,919	80,001	161,784	154,002
Provision for loan losses	125,865	100,197	291,725	198,913
Interest expense	101,179	61,976	191,450	119,492
Restructuring charges	93	105	252	611

	311,056	242,279	645,211	473,018

Income before income taxes	137,072	102,488	223,180	211,705
Income tax provision	50,498	37,921	82,573	78,331

Net income	$86,574	$64,567	$140,607	$133,374

Earnings per share:
Basic	$0.65	$0.42	$1.02	$0.86

Diluted	$0.59	$0.39	$0.93	$0.80

Weighted average shares	133,701,322	154,062,587	138,218,408	154,861,396

Weighted average shares and assumed incremental shares	148,325,483	168,617,089	152,958,115	169,486,045

Consolidated Balance Sheets

(Unaudited, Dollars in Thousands)

	December 31, 2005	June 30, 2005	December 31, 2004
Cash and cash equivalents	$586,145	$663,501	$487,831
Finance receivables, net	9,264,566	8,297,750	7,162,368
Interest-only receivables from Trusts	8,705	29,905	70,472
Investments in Trust receivables	138,682	239,446	373,895
Restricted cash – gain on sale Trusts	143,761	272,439	418,922
Restricted cash – securitization notes payable	698,321	633,900	489,406
Restricted cash – warehouse credit facilities	526,300	455,426	83,552
Property and equipment, net	59,332	92,000	90,513
Deferred income taxes	41,705	53,759	13,610
Other assets	268,876	208,912	219,274

Total assets	$11,736,393	$10,947,038	$9,409,843

Warehouse credit facilities	$1,232,907	$990,974	$948,937
Securitization notes payable	7,875,604	7,166,028	5,720,631
Senior notes	153,791	166,755	166,585
Convertible debt	200,000	200,000	200,000
Funding payable	225,801	158,210	78,652
Accrued taxes and expenses	114,756	133,736	128,205
Other liabilities	13,254	9,419	18,543

Total liabilities	9,816,113	8,825,122	7,261,553

Shareholders’ equity	1,920,280	2,121,916	2,148,290

Total liabilities and shareholders’ equity	$11,736,393	$10,947,038	$9,409,843

Consolidated Statements of Cash Flows (a)

(Unaudited, Dollars in Thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
		(Restated)		(Restated)
Cash flows from operating activities:
Net income	$86,574	$64,567	$140,607	$133,374
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,522	16,403	11,381	33,947
Provision for loan losses	125,865	100,197	291,725	198,913
Deferred income taxes	7,025	671	(2,084)	2,139
Accretion of present value discount	(10,995)	(14,544)	(22,658)	(41,670)
Impairment of credit enhancement assets	—	1,031	457	1,122
Stock-based compensation expense	5,095	2,089	9,298	2,718
Other	(9,282)	(336)	(9,993)	238
Changes in assets and liabilities:
Other assets	1,544	(57,076)	9,910	(33,794)
Accrued taxes and expenses	(30,903)	(35,750)	(19,047)	(30,954)

Net cash provided by operating activities	179,445	77,252	409,596	266,033

Cash flows from investing activities:
Purchases of receivables	(1,524,704)	(1,223,133)	(3,146,643)	(2,401,555)
Principal collections and recoveries on receivables	976,241	728,964	1,952,779	1,434,791
Distributions from gain on sale Trusts, net of swap payments	110,655	98,804	253,673	199,086
Net sales (purchases) of property and equipment	(1,347)	(1,027)	32,558	(1,662)
Net change in restricted cash and other	(265,827)	453,606	(120,266)	146,300

Net cash (used) provided by investing activities	(704,982)	57,214	(1,027,899)	(623,040)

Cash flows from financing activities:
Net change in warehouse credit facilities	128,167	(72,595)	241,933	448,937
Net change in securitization notes	498,090	(16,993)	708,475	113,220
Net change in senior notes and other	(18,132)	(12,703)	(21,817)	(20,995)
Repurchase of common stock	(194,815)	(76,314)	(398,929)	(144,145)
Net proceeds from issuance of common stock	5,774	5,097	9,181	24,683

Net cash provided (used) by financing activities	419,084	(173,508)	538,843	421,700

Net (decrease) increase in cash and cash equivalents	(106,453)	(39,042)	(79,460)	64,693
Effect of Canadian exchange rate changes on cash and cash equivalents	122	600	2,104	1,688
Cash and cash equivalents at beginning of period	692,476	526,273	663,501	421,450

Cash and cash equivalents at end of period	$586,145	$487,831	$586,145	$487,831

(a)	On January 23, 2006, the Company will file a Form 8-K disclosing that the consolidated statements of cash flows have been restated to reclassify certain items including distributions from gain on sale Trusts, net of swap payments between Net cash provided by operating activities and Net cash (used) provided by investing activities.

Other Financial Data

(Unaudited, Dollars in Thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
Loan originations	$1,339,526	$1,120,252	$2,859,672	$2,205,038
Loans securitized	1,513,514	810,812	2,702,705	1,685,130
Average on-book receivables	$9,573,416	$7,394,990	$9,312,002	$7,174,033
Average gain on sale receivables	1,445,804	3,876,658	1,708,097	4,302,322

Average managed receivables	$11,019,220	$11,271,648	$11,020,099	$11,476,355

	December 31, 2005	June 30, 2005	December 31, 2004

On-book receivables	$9,873,603	$8,838,968	$7,622,551
Gain on sale receivables	1,125,188	2,163,941	3,487,166

Managed receivables	$10,998,791	$11,002,909	$11,109,717

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
Operating expenses	$83,919	$80,001	$161,784	$154,002
Operating expenses as a percent of average managed receivables	3.0%	2.8%	2.9%	2.7%
Tax rate	36.84%	37.00%	37.00%	37.00%

	December 31, 2005	June 30, 2005	December 31, 2004
Loan delinquency:
On-book:
(% of ending on-book receivables)
31 - 60 days	6.0%	4.3%	5.0%
Greater than 60 days	2.5	1.8	1.9

Total	8.5%	6.1%	6.9%

Gain on sale:
(% of ending gain on sale receivables)
31 - 60 days	11.1%	8.8%	10.2%
Greater than 60 days	5.2	3.9	4.0

Total	16.3%	12.7%	14.2%

Total portfolio:
(% of ending managed receivables)
31 - 60 days	6.5%	5.2%	6.6%
Greater than 60 days	2.8	2.2	2.6

Total	9.3%	7.4%	9.2%

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
Contracts receiving a payment deferral as an average quarterly percentage of average receivables outstanding:
On-book (% of average on-book receivables)	6.4%	5.4%	6.4%	5.0%

Gain on sale (% of average gain on sale receivables)	9.5%	9.9%	10.1%	9.7%

Total portfolio (% of average managed receivables)	6.8%	6.9%	7.0%	6.8%

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
Net charge-offs:
On-book	$128,343	$93,954	$237,516	$168,935
Gain on sale	36,657	103,583	84,639	214,895

	$165,000	$197,537	$322,155	$383,830

Net charge-offs as a percent of average receivables:
On-book	5.3%	5.0%	5.1%	4.7%

Gain on sale	10.1%	10.6%	9.8%	9.9%

Total portfolio	5.9%	7.0%	5.8%	6.6%

Net recoveries as a percent of gross repossession charge-offs:
On-book	48.0%	44.1%	47.8%	44.7%

Gain on sale	40.8%	36.8%	40.3%	37.1%

Total portfolio	46.4%	40.3%	45.8%	40.4%

	December 31, 2005	June 30, 2005	December 31, 2004
On-book receivables:
Principal	$9,873,603	$8,838,968	$7,622,551
Allowance for loan losses and nonaccretable acquisition fees	(609,037)	(541,218)	(460,183)

	$9,264,566	$8,297,750	$7,162,368

Allowance as a percentage of on-book receivables	6.2%	6.1%	6.0%

The Company’s net margin as reflected on the consolidated statements of income, excluding a $9 million pre-tax gain on the partial sale of the Company’s investment in DealerTrack Holdings, Inc., realized during the three months ended December 31, 2005, is as follows:

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
Finance charge income	$394,075	$291,675	$767,811	$561,603
Other income	23,761	12,720	44,947	23,391
Interest expense	(101,179)	(61,976)	(191,450)	(119,492)

Net margin	$316,657	$242,419	$621,308	$465,502

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
Finance charge income	16.3%	15.6%	16.3%	15.5%
Other income	1.0	0.7	1.0	0.7
Interest expense	(4.2)	(3.3)	(4.1)	(3.3)

Net margin as a percent of average on-book receivables	13.1%	13.0%	13.2%	12.9%

Contact:

Investor Relations	Media Relations
Caitlin DeYoung	John Hoffmann
(817) 302-7394	(817) 302-7627